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                                                                    EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             KNOLOGY HOLDINGS, INC.

     KNOLOGY Holdings, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation law of the State of Delaware, does hereby certify as follows:

     FIRST: That in accordance with the requirements of Sections 141 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation, at a meeting duly called and held, duly adopted resolutions: (1) proposing and declaring advisable increasing the number of shares of authorized Common Stock, par value $.01 per share, of the Corporation from 200,000 to 16,000,000, (2) proposing and declaring advisable the amendment of the Certificate of Incorporation of the Corporation to reflect such increase, (3) proposing and declaring advisable an amendment to the Certificate of Designation of Preferred Stock of the Corporation (the "Amended Certificate of Designation") to change the conversion ratio between the Common Stock and the Preferred Stock from 1 to 1 to 150 to 1, (4) recommending that such increase and amendments be submitted to the stockholders of the Corporation for their consideration, action and approval, and (5) proposing and declaring advisable, upon the filing and effectiveness of such amendments, an 150-for-1 stock split of the Common Stock of the Corporation.

     SECOND: That the amendment to the Certificate of Incorporation of the Corporation is as follows:

          Section 4.1 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

          "4.1   Authorized Shares

          The total number of shares of all classes of stock that the Corporation shall have the authority to issue is sixteen million one hundred thousand (16,100,000) shares. One hundred thousand (100,000) of such shares shall be Preferred Stock, having par value $.01 per share ("Preferred Stock"). The remaining sixteen million (16,000,000) of such shares shall be Common Stock, all of one class, having a par value of $0.01 per share ("Common Stock").


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     In addition, immediately following the effectiveness of the aformentioned increase in the number of authorized shares of the Corporation's capital stock, it is hereby

     RESOLVED, that conditioned upon the filing and effectiveness of this Certificate of Amendment to Certificate of Incorporation and the Amended Certificate of Designation (the date of such filing and effectiveness being referred to as the "Effective Time"), there shall be effected an 150-for-1 stock split of the Corporation's Common Stock, par value $.01 per share, outstanding at the Effective Time (the "Old Common Stock") in the form of a stock dividend of 149 new shares of Common Stock, par value $.01 per share (the "New Common Stock"), with respect to each share of Old Common Stock outstanding at the Effective Time; and

     RESOLVED FURTHER, that payment of such stock dividend is contingent upon receipt of any necessary approvals, consents or waivers required under applicable law and any agreement to which the Corporation or any subsidiary is a party or is bound, as determined by any officer of the Corporation.

     SECOND: That thereafter, pursuant to resolutions of the Board of Directors, the stockholders of the Corporation, acting by written consent in accordance with Sections 228(d) of the General Corporation Law of the State of Delaware, duly approved the aforesaid amendment to the Certificate of Incorporationof the Corporation. Written notice of such actions has been given as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

     THIRD:   That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141, 228, 229 and 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That upon this Certificate of Amendment of Certificate of Incorporation of KNOLOGY Holdings, Inc. becoming effective, the number of shares of authorized Preferred Stock of the Corporation shall be 100,000 and the number of shares of authorized Common Stock of the Corporation shall be 16,000,000.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Certificate of Incorporation of the Corporation to be duly executed and acknowledged in accordance with Section 103 of the General Corporation Law of the State of Delaware on this 15 day of April, 1998.


                                        KNOLOGY HOLDINGS, INC.


                                        By:     /s/ William E. Morrow
                                            ----------------------------
                                            Name: William E. Morrow
                                             Title: President

May 15, 1998

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